Exhibit 99

FOR IMMEDIATE RELEASE
June 29, 2011
Contacts: (Analysts) Kris Wenker (763) 764-2607
(Media) Kirstie Foster (763) 764-6364

GENERAL MILLS REPORTS FISCAL 2011 RESULTS

Company Sees Continuing Growth in Fiscal 2012

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the fourth quarter and full fiscal year ended May 29, 2011.

Fiscal 2011 Results Summary

•	Net sales grew 2 percent to $14.9 billion.

•	Segment operating profit rose 4 percent to exceed $2.9 billion.

•	Diluted earnings per share (EPS) increased 20 percent to $2.70.

•	Excluding certain items affecting comparability, diluted earnings per share grew to $2.48, up 8 percent from $2.30 in fiscal 2010.

Chairman and Chief Executive Officer Ken Powell said, “This past year represented a challenging operating environment for food manufacturers, as we experienced the return and rapid acceleration of cost inflation for various food ingredients and energy. We’re generally pleased with our 2011 sales and profit results, which met the key targets we set for the year and represent performance consistent with our long-term growth model.”

General Mills net sales in fiscal 2011 increased 2 percent to $14.9 billion. Increased pound volume contributed 1 point of net sales growth, and price and mix contributed 1 point of growth. Foreign currency translation had no meaningful impact on the net sales growth rate. Gross margin expanded to 40.0 percent, reflecting increased mark-to-market valuation for certain commodity positions as well as effective holistic margin management (HMM) cost-saving initiatives. Excluding mark-to-market effects, gross margin was 39.4 percent. Following a 24 percent increase in media investment during fiscal 2010, media expense declined 7 percent in 2011. Segment operating profit rose 4 percent to exceed $2.9 billion, led by the company’s International and Bakeries and Foodservice segments. Net earnings grew 18 percent to $1.8 billion, including a net increase in mark-to-market valuation of certain commodity positions along with a net benefit from certain tax items. Diluted earnings per share grew 20 percent to $2.70. Earnings per share excluding the mark-to-market effects and tax items would total $2.48. (Please see Note 9 to the consolidated financial statements below for a reconciliation of this non-GAAP number).

Fourth-quarter Results Summary

•	Fourth-quarter 2011 net sales grew 3 percent to $3.6 billion.

•	Segment operating profit grew 14 percent to $675 million.

•	Diluted EPS grew 55 percent to $0.48.

•	Excluding certain items affecting comparability, fourth quarter EPS would total $0.52 this year, up 27 percent from $0.41 a year ago.

Net sales for the fourth quarter of 2011 totaled $3.6 billion. Pound volume declined 4 percent from strong year-ago levels, reflecting reduced depth and frequency of trade promotion in the period. Price realization and mix contributed 6 points of net sales growth. Foreign currency translation added 1 point of sales growth for the quarter. Gross margin of 37.5 percent was above year-ago levels due to mark-to-market effects, HMM cost savings and price realization. Media expense was 9 percent below year-ago levels that increased 10 percent. Segment operating profit grew 14 percent, reflecting double-digit increases for the Bakeries and Foodservice and International segments. Net earnings reached $320 million, up 51 percent from year-ago results that included a $35 million tax charge (5 cents per share) related to federal health care reform and $40 million pre-tax expense (4 cents per share) associated with a debt refinancing. Diluted earnings per share grew 55 percent to $0.48 per share. Earnings per share excluding mark-to-market effects and certain tax items in both years would total $0.52 in the fourth quarter of 2011 compared to $0.41 a year ago.

U.S. Retail Segment Results

Fiscal 2011 net sales and pound volume for General Mills’ U.S. Retail operations generally matched strong year ago levels. Total U.S. Retail segment net sales were $10.2 billion. Net sales for the Big G cereal division were 2 percent below year-ago sales that grew 5 percent. Meals division net sales declined 1 percent, as growth for Old El Paso Mexican products, Progresso soup, and Wanchai Ferry and Macaroni Grill frozen entrees was offset by softness in Helper dinner mixes and Green Giant canned vegetables. Pillsbury division net sales declined 2 percent, reflecting lower sales for Totino’s frozen pizza. Baking Products division net sales were 4 percent below year-ago results. Snacks division net sales grew 5 percent in fiscal 2011, led by Nature Valley and Fiber One grain snack bars. Yoplait division net sales grew 1 percent. And net sales for the Small Planet Foods organic and natural foods division rose 13 percent, led by double-digit growth by Lärabar fruit and nut bars. U.S. Retail segment operating profit of $2.3 billion was 2 percent below year-ago levels, reflecting higher input costs. Media expense, which rose 22 percent in 2010, was down 9 percent in 2011.

Fourth-quarter net sales results for the U.S. Retail segment reflected significant year-over-year differences in in-store merchandising activity and pricing. This year’s fourth-quarter net sales declined 2 percent, as strong price realization was offset by a 6 percent decline in pound volume. In last year’s fourth quarter, pound volume grew 8 percent on a comparable-weeks basis, while net sales grew 4 percent. U.S. Retail segment operating profit grew 4 percent for the quarter.

International Segment Results

Net sales for General Mills’ consolidated International businesses grew 7 percent in 2011 to $2.9 billion. Pound volume contributed 6 points of net sales growth, and price and mix contributed 1 point of net sales growth. Foreign currency translation did not have a meaningful impact on fiscal 2011 net sales growth. On a constant-currency basis, net sales grew 7 percent overall, including gains of 7 percent in Europe and 9 percent in the Asia/Pacific region. International segment operating profit totaled $291 million, up sharply from year-ago results that included unfavorable foreign currency effects. Media investment was essentially unchanged versus last year.

In the fourth quarter, International segment net sales grew 16 percent to $778 million, with pound volume contributing 6 points of growth, price and mix adding 3 points and foreign currency translation contributing 7 points. Segment operating profit rose sharply to reach $72 million.

Bakeries and Foodservice Segment Results

Net sales for the Bakeries and Foodservice segment grew 6 percent in fiscal 2011 to $1.8 billion. Pound volume essentially matched prior-year levels, while pricing and mix contributed 6 points of net sales growth. Net sales to foodservice distributors and operators grew 3 percent, net sales to convenience store and vending customers grew 11 percent, and net sales to bakery and national restaurant accounts increased 6 percent. Segment operating profit rose 16 percent to $306 million, reflecting net price realization, effective customer channel and product strategies, and increased grain merchandising earnings.

In the fourth quarter, Bakeries and Foodservice segment net sales grew 11 percent to $502 million, as a 4 percent decline in pound volume was offset by strong contributions from price realization and mix. Segment operating profit grew at a double-digit rate in the fourth quarter to reach $90 million.

Joint Venture Summary

After-tax earnings from joint ventures totaled $96 million in 2011. This was below 2010 levels primarily due to the previously reported increase in service cost allocation for Cereal Partners Worldwide (CPW), our joint venture with Nestle. General Mills’ proportionate share of joint-venture net sales increased 4 percent to $1.2 billion, led by higher sales for CPW. Foreign exchange did not have a meaningful impact on fiscal 2011 net sales growth.

Fourth-quarter after-tax earnings from joint ventures increased to $30 million. CPW net sales grew 10 percent, with foreign exchange contributing 8 points of growth. Earnings growth for the quarter also reflected timing differences of tax-related expenses.

Corporate Items

Unallocated corporate items represented expense of $184 million in 2011 compared to expense of $203 million in 2010. This primarily reflects favorability in the mark-to-market valuation of certain commodity positions year-over-year. Several other items also affected comparability of results. Please see Note 5 below for discussion of these items.

Net interest expense in 2011 totaled $346 million, down from prior-year expense that included costs for the fourth-quarter debt refinancing. The effective tax rate for 2011 was 29.7 percent. Excluding certain items affecting comparability in both 2011 and 2010, the effective tax rate would be 33.2 percent in 2011 compared to 33.4 percent in 2010. For the fourth quarter, the effective tax rate excluding items affecting comparability would be 35.0 percent in 2011 and 33.4 percent in 2010.

Cash Flow Items

Fiscal 2011 cash flow from operations totaled $1.5 billion, including a $200 million voluntary contribution to the company’s domestic pension plan made during the fourth quarter. In the fourth quarter, the company also made an expected federal tax payment, totaling $385 million, related to the settlement of an Internal Revenue Service (IRS) review of corporate income tax adjustments for fiscal years 2002 to 2008.

Capital expenditures in 2011 totaled $649 million, reflecting new manufacturing capacity to support fast-growing product lines such as grain snack bars and multi-pack yogurt, as well as investments in cost-savings related projects. Shareholder dividends totaled $729 million in 2011, reflecting a 17 percent increase in the annual dividend paid per share. On June 28, 2011, the company announced a 9 percent increase in the quarterly dividend rate, effective with the August 1, 2011 payment. The company repurchased 32 million shares of common stock during fiscal 2011 for $1,164 million.

Outlook

“We expect fiscal 2012 to be another year of good sales and earnings growth for General Mills,” said Powell. “Our business plan assumes significantly higher costs for ingredients and energy—we’re estimating 2012 input cost inflation of 10 to 11 percent. We expect our HMM discipline of cost savings, mix management and price realization to largely—but not completely—offset this cost pressure. We believe the operating environment in many developed markets will remain challenging over the next 12 months. As a result, our plan assumes 2012 pound volume will be slightly below 2011 levels. We believe that expected net price realization, together with a strong line-up of new products and marketing initiatives, should drive mid single-digit growth in our net sales in 2012.”

The company said that segment operating profits are expected to grow at a low single-digit rate in fiscal 2012, including increased media investment that is expected to grow at least in line with sales. Diluted earnings per share are expected to increase to approximately $2.60 to $2.62 before any effects of mark-to-market valuation. This EPS guidance represents growth of 5 to 6 percent from 2011 results of $2.48 per share excluding mark-to-market effects and certain tax items.

The guidance provided above for General Mills’ fiscal 2012 results does not include any impact from the anticipated acquisition of a controlling interest in the international Yoplait business. The company continues to expect this transaction will be completed during the first quarter of fiscal 2012.

General Mills will hold a briefing for investors today, June 29, 2011, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.

Earnings per share excluding certain items, gross margin excluding mark-to-market effects, total company segment operating profit, international sales excluding foreign currency translation effect and effective tax rate excluding certain items are each non-GAAP measures. Reconciliations of these measures to their relevant GAAP measures appear in the financial schedules and Note 9 to the attached Consolidated Financial Statements.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Fiscal Year
	2011	% Change		2010	% Change		2009
Net sales	$14,880.2	1.7%		$14,635.6	0.5%		$14,555.8
Cost of sales	8,926.7	1.0%		8,835.4	(5.8%	)	9,380.9
Selling, general, and administrative expenses	3,192.0	0.9%		3,162.7	9.3%		2,893.2
Divestitures (gain)	(17.4)	NM		—	NM		(84.9)
Restructuring, impairment, and other exit costs	4.4	(86.0%	)	31.4	(24.5%	)	41.6

Operating profit	2,774.5	6.5%		2,606.1	12.1%		2,325.0
Interest, net	346.3	(13.8%	)	401.6	4.9%		382.8

Earnings before income taxes and after-tax earnings from joint ventures	2,428.2	10.1%		2,204.5	13.5%		1,942.2
Income taxes	721.1	(6.5%	)	771.2	7.1%		720.4
After-tax earnings from joint ventures	96.4	(5.2%	)	101.7	10.7%		91.9

Net earnings, including earnings attributable to noncontrolling interests	1,803.5	17.5%		1,535.0	16.8%		1,313.7
Net earnings attributable to noncontrolling interests	5.2	15.6%		4.5	(51.6%	)	9.3

Net earnings attributable to General Mills (a)	$1,798.3	17.5%		$1,530.5	17.3%		$1,304.4

Earnings per share - basic	$2.80	20.7%		$2.32	18.4%		$1.96

Earnings per share - diluted	$2.70	20.5%		$2.24	17.9%		$1.90

Dividends per share	$1.12	16.7%		$0.96	11.6%		$0.86

	Fiscal Year
	2011	Basis Pt Change		2010	Basis Pt Change		2009
Comparisons as a % of net sales:
Gross margin	40.0%	30		39.7%	410		35.6%
Selling, general, and administrative expenses	21.5%	(10)		21.6%	170		19.9%
Operating profit	18.6%	80		17.8%	180		16.0%
Net earnings attributable to General Mills	12.1%	160		10.5%	150		9.0%

	Fiscal Year
	2011	Basis Pt Change		2010	Basis Pt Change		2009
Comparisons as a % of net sales excluding certain items affecting comparability (b):
Gross margin	39.4%	(30)		39.7%	330		36.4%
Operating profit	18.0%	20		17.8%	190		15.9%
Net earnings attributable to General Mills	11.1%	40		10.7%	130		9.4%

(a)	See Note 3.
(b)	See Note 9 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 29, 2011	May 30, 2010	% Change
Net sales	$3,634.3	$3,529.2	3.0%
Cost of sales	2,269.9	2,257.9	0.5%
Selling, general, and administrative expenses	828.8	797.4	3.9%
Divestiture (gain)	(3.1)	—	NM
Restructuring, impairment, and other exit costs	2.3	1.0	130.0%

Operating profit	536.4	472.9	13.4%
Interest, net	89.4	127.0	(29.6%	)

Earnings before income taxes and after-tax earnings from joint ventures	447.0	345.9	29.2%
Income taxes	155.7	148.5	4.8%
After-tax earnings from joint ventures	29.8	15.3	94.8%

Net earnings, including earnings attributable to noncontrolling interests	321.1	212.7	51.0%
Net earnings attributable to noncontrolling interests	0.9	0.8	12.5%

Net earnings attributable to General Mills (a)	$320.2	$211.9	51.1%

Earnings per share - basic	$0.50	$0.32	56.3%

Earnings per share - diluted	$0.48	$0.31	54.8%

Dividends per share	$0.28	$0.24	16.7%

	Quarter Ended
	May 29, 2011	May 30, 2010	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	37.5%	36.0%	150
Selling, general, and administrative expenses	22.8%	22.6%	20
Operating profit	14.7%	13.4%	130
Net earnings attributable to General Mills	8.8%	6.0%	280

	Quarter Ended
	May 29, 2011	May 30, 2010	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (b):
Gross margin	38.6%	37.6%	100
Operating profit	15.8%	15.0%	80
Net earnings attributable to General Mills	9.5%	8.0%	150

(a)	See Note 3.
(b)	See Note 9 for a reconciliation of these measures not defined by GAAP.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Fiscal Year
	2011	% Change	2010	% Change	2009
Net sales:
U.S. Retail	$10,163.9	(0.4)%	$10,209.8	2.4%	$9,973.6
International	2,875.5	7.1%	2,684.9	4.4%	2,571.8
Bakeries and Foodservice	1,840.8	5.7%	1,740.9	(13.4)%	2,010.4

Total	$14,880.2	1.7%	$14,635.6	0.5%	$14,555.8

Operating profit:
U.S. Retail	$2,347.9	(1.6)%	$2,385.2	8.1%	$2,206.6
International	291.4	51.7%	192.1	(19.7)%	239.2
Bakeries and Foodservice	306.3	16.4%	263.2	47.5%	178.4

Total segment operating profit	2,945.6	3.7%	2,840.5	8.2%	2,624.2

Unallocated corporate items	184.1	(9.3)%	203.0	(40.7)%	342.5
Divestitures (gain)	(17.4)	NM	—	NM	(84.9)
Restructuring, impairment, and other exit costs	4.4	(86.0)%	31.4	(24.5)%	41.6

Operating profit	$2,774.5	6.5%	$2,606.1	12.1%	$2,325.0

	Fiscal Year
	2011	Basis Pt Change	2010	Basis Pt Change	2009
Segment operating profit as a % of net sales:
U.S. Retail	23.1%	(30)	23.4%	130	22.1%
International	10.1%	290	7.2%	(210)	9.3%
Bakeries and Foodservice	16.6%	150	15.1%	620	8.9%

Total segment operating profit	19.8%	40	19.4%	140	18.0%

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	May 29, 2011	May 30, 2010	% Change
Net sales:
U.S. Retail	$2,353.5	$2,408.8	(2.3)%
International	778.5	668.2	16.5%
Bakeries and Foodservice	502.3	452.2	11.1%

Total	$3,634.3	$3,529.2	3.0%

Operating profit:
U.S. Retail	$512.9	$493.1	4.0%
International	71.9	39.7	81.1%
Bakeries and Foodservice	90.0	59.6	51.0%

Total segment operating profit	674.8	592.4	13.9%

Unallocated corporate items	139.2	118.5	NM
Divestiture (gain)	(3.1)	—	NM
Restructuring, impairment, and other exit costs	2.3	1.0	130.0%

Operating profit	$536.4	$472.9	13.4%

	Quarter Ended
	May 29, 2011	May 30, 2010	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	21.8%	20.5%	130
International	9.2%	5.9%	330
Bakeries and Foodservice	17.9%	13.2%	470

Total segment operating profit	18.6%	16.8%	180

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	May 29, 2011	May 30, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$619.6	$673.2
Receivables	1,162.3	1,041.6
Inventories	1,609.3	1,344.0
Deferred income taxes	27.3	42.7
Prepaid expenses and other current assets	483.5	378.5

Total current assets	3,902.0	3,480.0
Land, buildings, and equipment	3,345.9	3,127.7
Goodwill	6,750.8	6,592.8
Other intangible assets	3,813.3	3,715.0
Other assets	862.5	763.4

Total assets	$18,674.5	$17,678.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$995.1	$849.5
Current portion of long-term debt	1,031.3	107.3
Notes payable	311.3	1,050.1
Other current liabilities	1,321.5	1,762.2

Total current liabilities	3,659.2	3,769.1
Long-term debt	5,542.5	5,268.5
Deferred income taxes	1,127.4	874.6
Other liabilities	1,733.2	2,118.7

Total liabilities	12,062.3	12,030.9

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,319.8	1,307.1
Retained earnings	9,191.3	8,122.4
Common stock in treasury, at cost, shares of 109.8 and 98.1	(3,210.3)	(2,615.2)
Accumulated other comprehensive loss	(1,010.8)	(1,486.9)

Total stockholders’ equity	6,365.5	5,402.9
Noncontrolling interests	246.7	245.1

Total equity	6,612.2	5,648.0

Total liabilities and equity	$18,674.5	$17,678.9

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2011	2010
	(Unaudited)
Cash Flows - Operating Activities
Net earnings, including earnings attributable to noncontrolling interests	$1,803.5	$1,535.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	472.6	457.1
After-tax earnings from joint ventures	(96.4)	(101.7)
Stock-based compensation	105.3	107.3
Deferred income taxes	205.3	22.3
Tax benefit on exercised options	(106.2)	(114.0)
Distributions of earnings from joint ventures	72.7	88.0
Pension and other postretirement benefit plan contributions	(220.8)	(17.2)
Pension and other postretirement benefit plan income	73.6	(37.9)
Divestitures (gain), net	(17.4)	—
Restructuring, impairment, and other exit costs	(1.3)	23.4
Changes in current assets and liabilities	(720.9)	143.4
Other, net	(43.2)	75.5

Net cash provided by operating activities	1,526.8	2,181.2

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(648.8)	(649.9)
Acquisitions	(123.3)	—
Investments in affiliates, net	(1.8)	(130.7)
Proceeds from disposal of land, buildings, and equipment	4.1	7.4
Proceeds from divestiture of product line	34.4	—
Other, net	20.3	52.0

Net cash used by investing activities	(715.1)	(721.2)

Cash Flows - Financing Activities
Change in notes payable	(742.6)	235.8
Issuance of long-term debt	1,200.0	—
Payment of long-term debt	(7.4)	(906.9)
Proceeds from common stock issued on exercised options	410.4	388.8
Tax benefit on exercised options	106.2	114.0
Purchases of common stock for treasury	(1,163.5)	(691.8)
Dividends paid	(729.4)	(643.7)
Other, net	(10.3)	—

Net cash used by financing activities	(936.6)	(1,503.8)

Effect of exchange rate changes on cash and cash equivalents	71.3	(32.8)

Decrease in cash and cash equivalents	(53.6)	(76.6)
Cash and cash equivalents - beginning of year	673.2	749.8

Cash and cash equivalents - end of period	$619.6	$673.2

Cash Flow from Changes in Current Assets and Liabilities:
Receivables	$(69.8)	$(121.1)
Inventories	(240.0)	(16.7)
Prepaid expenses and other current assets	(96.0)	53.5
Accounts payable	109.0	69.6
Other current liabilities	(424.1)	158.1

Changes in current assets and liabilities	$(720.9)	$143.4

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	At the beginning of fiscal 2011, we revised the classification of certain revenues and expenses to better align our income statement line items with how we manage our business. We revised the classification of amounts previously reported in our Consolidated Statements of Earnings, Operating Segment Results, and Supplementary Information to conform to the current year presentation. These revised classifications had no effect on previously reported net earnings attributable to General Mills or earnings per share.

(3)	We use captions in our Consolidated Financial Statements as required by guidance on noncontrolling interests, including “Net earnings attributable to General Mills,” which we have shortened to “Net earnings” in this release.

(4)	During the fourth quarter of fiscal 2011, we entered into definitive agreements with PAI Partners and Sodiaal International to purchase a 51 percent controlling interest in Yoplait S.A.S. and a 50 percent interest in Yoplait Marques S.A.S for approximately $1.2 billion. Yoplait S.A.S. operates yogurt businesses in several countries, including France and the United Kingdom, and oversees franchise relationships around the world. Yoplait Marques S.A.S. holds the worldwide rights to Yoplait and related trademarks. We expect to finalize this transaction in the first quarter of fiscal 2012.

(5)	For the fourth quarter of fiscal 2011, unallocated corporate expense totaled $139 million compared to $118 million in the same period last year. We recorded a $38 million net increase in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the fourth quarter of fiscal 2011, compared to a $55 million net increase in expense in the fourth quarter of fiscal 2010. In addition, we recorded a $17 million increase in corporate pension expense and a $12 million increase in restricted stock expense primarily due to an increase in our stock price during the fourth quarter of fiscal 2011.

For fiscal 2011, unallocated corporate expense was $184 million compared to $203 million last year. In fiscal 2011 we recorded a $95 million net decrease in expense related to mark-to-market valuation of certain commodity positions and grain inventories, compared to a $7 million net increase in expense last year. This was partially offset by a $69 million increase in corporate pension expense in fiscal 2011. In fiscal 2010, we recorded a $13 million recovery against a corporate investment.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 29, 2011	May 30, 2010	2011	2010	2009
Net earnings attributable to General Mills	$320.2	$211.9	$1,798.3	$1,530.5	$1,304.4

Average number of common shares - basic EPS	642.5	664.2	642.7	659.6	663.7
Incremental share effect from: (a)
Stock options	16.0	18.9	16.6	17.7	17.9
Restricted stock, restricted stock units, and other	5.9	6.6	5.5	6.0	5.5

Average number of common shares - diluted EPS	664.4	689.7	664.8	683.3	687.1

Earnings per share - basic	$0.50	$0.32	$2.80	$2.32	$1.96
Earnings per share - diluted	$0.48	$0.31	$2.70	$2.24	$1.90

(a)	Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(7)

The effective tax rate for fiscal 2011 was 29.7 percent compared to 35.0 percent in fiscal 2010. The 5.3 percentage point decrease was primarily due to a $100 million reduction to tax expense recorded in fiscal 2011 related to a settlement with the Internal Revenue Service (IRS) concerning corporate income tax adjustments for fiscal years 2002 to 2008. The adjustments primarily relate to the amount of capital loss, depreciation, and amortization we reported as a result of the sale of noncontrolling interests in our General Mills Cereals, LLC subsidiary. Fiscal 2010 income tax expense included a $35 million increase related to the enactment of federal health care reform, which changed the tax treatment of subsidies to companies that provide prescription drug benefits.

(8)	In May 2011, we issued $300 million aggregate principal amount of 1.55 percent fixed-rate notes and $400 million aggregate principal amount of floating-rate notes, both due May 16, 2014. The proceeds of these notes were used to repay a portion of our outstanding commercial paper. The floating-rate notes bear interest equal to three-month LIBOR plus 35 basis points, subject to quarterly reset. Interest on the floating-rate notes is payable quarterly in arrears. Interest on the fixed-rate notes is payable semi-annually in arrears. The fixed-rate notes may be redeemed at our option any time for a specified make whole amount. These notes are senior unsecured, unsubordinated obligations that include a change of control repurchase provision.

(9)	We have included five measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), income tax effects from changes in uncertain tax items described in Note 7 (“uncertain tax items”), and enactment date tax charges related to federal health care reform (“tax charge – health care reform”) (collectively, these three items are referred to as “certain items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (3) total segment operating profit, (4) sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange, and (5) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted EPS excluding certain items affecting comparability follows:

	Quarter Ended		Fiscal Year
Per Share Data	May 29, 2011	May 30, 2010	2011	2010
Diluted earnings per share, as reported	$0.48	$0.31	$2.70	$2.24

Mark-to-market effects (a)	0.04	0.05	(0.09)	0.01
Uncertain tax items (b)	—	—	(0.13)	—
Tax charge - health care reform (b)	—	0.05	—	0.05

Diluted earnings per share, excluding certain items affecting comparability	$0.52	$0.41	$2.48	$2.30

(a)	See Note 5.
(b)	See Note 7.

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follows:

	Quarter Ended
In Millions	May 29, 2011		May 30, 2010
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,364.4	37.5%	$1,271.3	36.0%
Mark-to-market effects (b)	38.1	1.1%	54.7	1.6%

Adjusted gross margin	$1,402.5	38.6%	$1,326.0	37.6%

Operating profit as reported	$536.4	14.7%	$472.9	13.4%
Mark-to-market effects (b)	38.1	1.1%	54.7	1.6%

Adjusted operating profit	$574.5	15.8%	$527.6	15.0%

Net earnings attributable to General Mills as reported	$320.2	8.8%	$211.9	6.0%
Mark-to-market effects, net of tax (b)	24.0	0.7%	34.5	1.0%
Tax charge - health care reform (c)	—	—%	35.0	1.0%

Adjusted net earnings attributable to General Mills	$344.2	9.5%	$281.4	8.0%

	Fiscal Year
In Millions	2011		2010
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$5,953.5	40.0%	$5,800.2	39.7%
Mark-to-market effects (b)	(95.2)	(0.6)%	7.1	—%

Adjusted gross margin	$5,858.3	39.4%	$5,807.3	39.7%

Operating profit as reported	$2,774.5	18.6%	$2,606.1	17.8%
Mark-to-market effects (b)	(95.2)	(0.6)%	7.1	—%

Adjusted operating profit	$2,679.3	18.0%	$2,613.2	17.8%

Net earnings attributable to General Mills as reported	$1,798.3	12.1%	$1,530.5	10.5%
Mark-to-market effects, net of tax (b)	(60.0)	(0.4)%	4.5	—%
Tax charge - health care reform (c)	—	—%	35.0	0.2%
Uncertain tax items (c)	(88.9)	(0.6)%	—	—%

Adjusted net earnings attributable to General Mills	$1,649.4	11.1%	$1,570.0	10.7%

(a)	Net sales less cost of sales.
(b)	See Note 5.
(c)	See Note 7.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

The reconciliation of International segment and region sales growth rates as reported to growth rates excluding the impact of foreign currency exchange below demonstrates the effect of foreign currency exchange rate fluctuations from year to year. To present this information, current period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

	Quarter Ended May 29, 2011
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange	Percentage Change in Net Sales on Constant Currency Basis
Europe	19%	9%	10%
Canada	19	6	13
Asia/Pacific	13	7	6
Latin America	12	Flat	12

Total International	16%	7%	9%

	Fiscal Year Ended May 29, 2011
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange	Percentage Change in Net Sales on Constant Currency Basis
Europe	5%	(2)%	7%
Canada	8	5	3
Asia/Pacific	14	5	9
Latin America	(5)	(16)	11

Total International	7%	Flat	7%

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability:

	Quarter Ended				Fiscal Year Ended
	May 29, 2011		May 30, 2010		May 29, 2011		May 30, 2010
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$447.0	$155.7	$345.9	$148.5	$2,428.2	$721.1	$2,204.5	$771.2
Mark-to-market effects (b)	38.1	14.1	54.7	20.2	(95.2)	(35.2)	7.1	2.6
Uncertain tax items (c)	—	—	—	—	—	88.9	—	—
Tax charge - health care reform (c)	—	—	—	(35.0)	—	—	—	(35.0)

As adjusted	$485.1	$169.8	$400.6	$133.7	$2,333.0	$774.8	$2,211.6	$738.8

Effective tax rate:
As reported		34.8%		42.9%		29.7%		35.0%
As adjusted		35.0%		33.4%		33.2%		33.4%

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 5.
(c)	See Note 7.